FIRST ALBANY COMPANIES INC.          (Exhibit 11)
                   COMPUTATION OF PER SHARE EARNINGS



                                               Three Months Ended
                                         March 31,               March 27,
(In thousands of dollars,                  1999                    1998
except per share amounts)
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Basic:
Net (loss) income                       $  (797)                 $ 1,407
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Weighted average number of shares
   outstanding during the period          6,925                    6,810
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Net (loss) income per share             $ (0.12)                 $  0.21
=============================================================================


Dilutive:
Net (loss) income                       $  (797)                 $ 1,407
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Weighted average number of shares
   outstanding during the period          6,925                    6,810

Effective of dilutive common
   equivalent shares                                                 731
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Weighted average shares and
   dilutive common equivalent shares
   for dilutive earnings per share        6,925                    7,541
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Net (loss) income per share             $ (0.12)                  $ 0.19
=============================================================================

*Per share figures and shares outstanding have been restated for all dividends declared, including the May 1999 5% stock dividends.